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Exhibit 5

THE ALLSTATE CORPORATION
2775 Sanders Road Northbrook, Illinois 60062-6127

Emma M. Kalaidjian Assistant Secretary

December 7, 2001

The Allstate Corporation
2775 Sanders Road
Northbrook, IL 60062-6127

Ladies and Gentlemen:

    A Post-Effective Amendment No. 1 (the "Amendment") is being filed on or about the date of this letter with the Securities and Exchange Commission to amend Registration Statement No. 333-04919 filed on May 31, 1996 with respect to shares of common stock, $0.01 par value, and preferred share purchase rights of The Allstate Corporation to be issued to participants in The Allstate Corporation Equity Incentive Plan for Non-Employee Directors (the "Plan").

    This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

    In connection with this opinion I, or attorneys working under my direction, have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Amendment, (ii) the Registration Statement, (iii) the Plan, (iv) the Restated Certificate of Incorporation of Allstate as currently in effect, (v) the By-laws of Allstate as currently in effect, (vi) the Rights Agreement dated as of February 12, 1999 between Allstate and successor rights agent EquiServe Trust Company, N.A., and (vii) resolutions of the Board of Directors of Allstate relating to the filing of the Registration Statement and related matters. In addition I, or attorneys working under my direction, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Allstate and such other agreements, instruments, and documents of Allstate, and have made such other investigations, as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

    Based upon the foregoing, I advise you that, in my opinion the shares of common stock have been duly authorized and, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable and that, in my opinion the preferred share purchase rights will be validly issued and binding obligations of Allstate under the laws of the State of Delaware.

    I am licensed to practice law in Illinois. This opinion is limited to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

    I consent to the filing of this opinion as an exhibit to the Amendment and to the use of my name wherever appearing in the Amendment. In giving this consent I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ EMMA M. KALAIDJIAN Emma M. Kalaidjian

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  Exhibit 5